Exhibit (a)(5)(K)
TARGANTA ENTERS INTO MEMORANDUM OF UNDERSTANDING
TO RESOLVE SHAREHOLDER LAWSUIT
CAMBRIDGE, MA — February 20, 2009 — Targanta Therapeutics Corporation (“Targanta”) (Nasdaq: TARG) today announced that the defendants and the plaintiffs in the purported class action lawsuit (the “Action”) pending in the Superior Court of the Commonwealth of Massachusetts (the “Court”) entitled Albright, et. al., v. Leuchtenberger, et al., Civil Action No. 09-0269-BLS entered into a Memorandum of Understanding (the “Memorandum”) providing for a settlement of the lawsuit. As part of the settlement, Targanta agreed to make certain supplemental disclosures to its solicitation/recommendation statement on Schedule 14D-9, which disclosures are included in an amendment to the solicitation/recommendation statement on Schedule 14D-9 filed by Targanta today with the Securities and Exchange Commission (the “SEC”). The Memorandum contains no admission of wrongdoing. However, given the potential cost and burden of continued litigation, Targanta believes the settlement is in its best interests and the best interests of its shareholders.
The supplemental disclosures were made in exchange for the settlement and a release in favor of, among others, all defendants, their agents, advisors and insurers of all claims, including known and unknown claims. Subject to court approval and further definitive documentation, the Memorandum resolves the allegations by the plaintiffs against the defendants in connection with the merger agreement entered into with The Medicines Company and Boxford Subsidiary Corporation, a wholly owned subsidiary of The Medicines Company, and the transactions contemplated by the merger agreement, including without limitation the tender offer by The Medicines Company to acquire all of the outstanding shares of Targanta and the subsequent merger of Targanta with and into Boxford Subsidiary Corporation, and provides a release and settlement by the purported class of Targanta’s stockholders of all claims against the defendants and their affiliates and agents in connection with the merger agreement and the transactions contemplated by the merger agreement, including without limitation the tender offer and the merger. The settlement is contingent upon, among other things, the merger becoming effective under Delaware law.
About Targanta Therapeutics
Targanta Therapeutics Corporation (NASDAQ: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. Targanta’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting EU regulatory approval, and a program to develop an oral version of oritavancin for the possible treatment of Clostidium difficile-related infection. Targanta has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Quebec, Canada. For more information on Targanta, visit www.targanta.com.

About The Medicines Company
The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Medicines Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. The Medicines Company also has an investigational antiplatelet agent, cangrelor, in late-stage development and a serine protease inhibitor, CU-2010, in early-stage development. The Medicines Company’s website is www.themedicinescompany.com.
Safe Harbor Statement
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. The risks and uncertainties referred to above include the possibility that the merger may not be completed and that the Court may not approve the settlement and stipulation or dismiss the Action. Except as otherwise required by law, Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
Additional Information
This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Targanta’s common stock. In connection with the tender offer and the merger, Targanta filed a solicitation/recommendation statement on a Schedule 14D-9 and The Medicines Company and Boxford Subsidiary Corporation filed a tender offer statement on a Schedule TO-T with the SEC. You may obtain copies of these and other documents relevant to the tender offer and the merger at the SEC’s website at http://www.sec.gov. In addition, stockholders may obtain a free copy of these documents from Targanta by contacting Targanta at 222 Third Street, Suite 2300, Cambridge, MA 02142, attention: Investor Contact or by calling Targanta at (617) 577-9020.